Filed Pursuant to Rule 433
Registration Statement No. 333-270460
November 7, 2025

Pricing Term Sheet

Exxon Mobil Corporation

$111,949,000 Floating Rate Notes due 2075

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Floating Rate Notes due 2075 (the “Notes”)

Trade Date:	November 7, 2025

Settlement Date*:	November 12, 2025 (T+2)

Denominations:	$1,000

Anticipated Ratings**:	Aa2 (Moody’s Investors Service, Inc.) AA- (Standard & Poor’s Ratings Services)

Principal Amount:	$111,949,000

Maturity Date:	November 12, 2075

Interest Rate and Interest Payment Dates:	Floating rate based on Compounded SOFR (calculated as described in that certain preliminary prospectus supplement of the Company dated November 5, 2025), minus 0.450%, calculated quarterly, and payable on February 12, May 12, August 12 and November 12 of each year, beginning February 12, 2026.

Optional Redemption Provisions:	On or after November 12, 2055, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 calendar days’ notice, at the following redemption prices (in each case, expressed as a percentage of the principal amount), if redeemed during the twelve-month periods beginning on November 12 as set forth below:

Twelve-Month Period Beginning On	Redemption Price
November 12, 2055	105.000%
November 12, 2056	104.500%
November 12, 2057	104.000%
November 12, 2058	103.500%
November 12, 2059	103.000%
November 12, 2060	102.500%
November 12, 2061	102.000%
November 12, 2062	101.500%
November 12, 2063	101.000%
November 12, 2064	100.500%
November 12, 2065	100.000%

and thereafter at 100.000% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date.

Repayment at Option of Holder:	The Notes will be repayable at the option of any holder of the Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case, expressed as a percentage of the principal amount) as set forth below:

Repayment Date	Repayment Price
November 12, 2026	98.000%
May 12, 2027	98.000%
November 12, 2027	98.000%
May 12, 2028	98.000%
November 12, 2028	98.000%
May 12, 2029	98.000%
November 12, 2029	98.000%
May 12, 2030	98.000%
November 12, 2030	98.000%
May 12, 2031	98.000%
November 12, 2031	99.000%
May 12, 2032	99.000%
November 12, 2032	99.000%
May 12, 2033	99.000%
November 12, 2033	99.000%
May 12, 2034	99.000%
November 12, 2034	99.000%
May 12, 2035	99.000%
November 12, 2035	99.000%
May 12, 2036	99.000%
November 12, 2036	100.000%

and on November 12 of every second year thereafter, through and including November 12, 2072, at 100.000% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date.

Price to Public:	100.000%

CUSIP/ISIN:	30231G BR2 / US30231GBR20

Joint Book-Running Managers:	RBC Capital Markets, LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC UBS Securities LLC

*

Note: We expect that delivery of the Notes will be made to investors on or about November 12, 2025, which will be the second business day following the time of sale (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to one business day before delivery of the Notes hereunder should consult their own advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: RBC Capital Markets, LLC toll-free at 1-866-375-6829; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; J.P. Morgan Securities LLC at 1-212-834-4533 (collect); or UBS Securities LLC toll-free at 1-833-481-0269.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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